Exhibit 3.1
As Amended through July 29, 2011
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF CUMULUS MEDIA INC.
          Pursuant to Sections 245 and 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Cumulus Media Inc., has adopted this Amended and Restated Certificate of Incorporation restating and further amending its Certificate of Incorporation, which Amended and Restated Certificate of Incorporation has been duly proposed by the directors and adopted by the stockholders of this corporation in accordance with the provisions of said Sections 245 and 242.
          The undersigned further certifies that (i) the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 8, 2001, under the name “AA BLOCKER ACQUISITION CORP.”, and (ii) the Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated in full as follows:
ARTICLE I
NAME
     The name of the Company is Cumulus Media Inc.
ARTICLE II
REGISTERED AGENT AND REGISTERED OFFICE
     The registered agent of the Company is The Corporation Trust Company and the registered office of the Company is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
ARTICLE III
PURPOSE
     The purpose or purposes for which the Company is organized is the transaction of any or all lawful business for which corporations may be incorporated under the DGCL. The Company shall have perpetual existence.

ARTICLE IV
AUTHORIZED SHARES
     The aggregate number of shares which the Company is authorized to issue is 300,000,000, divided into five classes consisting of: (i) 200,000,000 shares designated as Class A Common Stock, $.01 par value per share (hereinafter referred to as the “Class A Common Stock”); (ii) 20,000,000 shares designated as Class B Common Stock, $.01 par value per share (hereinafter referred to as the “Class B Common Stock”); (iii) 30,000,000 shares designated as Class C Common Stock, $.01 par value per share (hereinafter referred to as the “Class C Common Stock”); (iv) 30,000,000 shares designated as Class D Common Stock, $.01 par value per share (hereinafter referred to as the “Class D Common Stock”); and (v) 20,000,000 shares of Preferred Stock, $.01 par value per share (hereinafter referred to as the “Preferred Stock”). The Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall be referred to collectively herein as the “Common Stock”.
ARTICLE V
TERMS OF COMMON STOCK
     Except with regard to voting and conversion rights, shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock are identical in all respects. The preferences, qualifications, limitations, restrictions, and the special or relative rights in respect of the Common Stock and the various classes of Common Stock shall be as follows:
SECTION 1. VOTING RIGHTS.
     (a) General Rights. The holders of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company. Except as may be required by law or by Section 2 of Article VII, the holders of shares of Class B Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company; provided, however, that this sentence is not intended to detract from or limit the consent rights of certain holders of Class B Common Stock as set forth in Section 1(c) of this Article V. The holders of shares of Class C Common Stock shall be entitled to ten (10) votes for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company; provided, however, that during the period of time commencing with the date of conversion of any Class B Common Stock to Class C Common Stock held by either BA Capital or SWIB and ending with the date on which BA Capital and SWIB (together with their respective Affiliates) each ceases to beneficially own at least five percent (5%) of the aggregate number of shares of all classes of Common Stock held by such entity immediately prior to the consummation of the Offering, the holders of shares of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held on the record date therefor on any matter submitted to a vote of the stockholders of the Company. Except as may be required by law, the holders of shares of Class D Common Stock shall not be entitled to vote on any matter submitted to a vote of the stockholders of the Company.

     (b) Voting in General. The holders of Class A Common Stock and the holders of Class C Common Stock shall vote together, as a single class, on all matters submitted for a vote to the stockholders of the Company.
     (c) Consent to Fundamental Action. The express written consent of Consent Right Holders holding a majority of that number of shares of Class B Common Stock held in the aggregate by all Consent Right Holders shall be required for the taking of any Fundamental Action. Such consent is in addition to the approval required by Section 1(b) of this Article V. The term “Consent Right Holder,” at any given time, means a Person who owns at least one (1) share of Class B Common Stock at such time, and who held at least one (1) share of Class B Common Stock immediately prior to the consummation of the Offering, and who (together with such Person’s Affiliates) beneficially owns at such time a number of shares of the Common Stock of the Company equal to or greater than fifty percent (50%) of the number of shares of Common Stock held by such Person immediately prior to the consummation of the Offering.
SECTION 2. DIVIDENDS.
     After payment of the preferential amounts to which the holders of any shares ranking prior to the Common Stock shall be entitled, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors of the Company, from funds lawfully available therefor, such dividends as may be declared by the Board of Directors of the Company from time to time. When and as dividends are declared on Common Stock, the holders of shares of each class of Common Stock will be entitled to share ratably in such dividend according to the number of shares of Common Stock held by them; provided, however, that in the case of dividends or other distributions payable on Common Stock in shares of Common Stock, including distributions pursuant to share splits or dividends, only Class A Common Stock will be distributed with respect to Class A Common Stock, only Class B Common Stock will be distributed with respect to Class B Common Stock, only Class C Common Stock will be distributed with respect to Class C Common Stock, and only Class D Common Stock will be distributed with respect to Class D Common Stock. In the event any class of Common Stock is split, divided or combined, each other class of Common Stock simultaneously shall be proportionately split, divided or combined.
SECTION 3. LIQUIDATION, DISSOLUTION OR WINDING-UP.
     In the event of any liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts to which the holders of any shares ranking prior to the Common Stock in the distribution of assets shall be entitled upon liquidation, the holders of shares of the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock shall be entitled to share pro rata in the remaining assets of the Company in proportion to the respective number of shares of Common Stock held by each holder compared to the aggregate number of shares of Common Stock outstanding.

SECTION 4. MERGER OR CONSOLIDATION.
     In the event of a merger or consolidation of the Company, shares of Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock shall be treated identically, except with respect to voting and conversion rights as specifically described in this Article V.
SECTION 5. CONVERTIBILITY AND TRANSFER.
     (a) Conversion of Class B Common Stock. Each holder of Class B Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class B Common Stock into an equal number of shares of Class A Common Stock or an equal number of shares of Class C Common Stock; provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained and provided further, that such holder is not at the time of such conversion a Disqualified Person.
     (b) Conversion of Class C Common Stock. Each holder of Class C Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class C Common Stock into an equal number of shares of Class A Common Stock; provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained; and provided further, that such holder is not at the time of such conversion a Disqualified Person. In the event of the death of any Principal or the Disability of any Principal which results in termination of such Principal’s employment with the Company, each share of Class C Common Stock held by such deceased or disabled Principal or any Related Party or Affiliate of such deceased or disabled Principal shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares, but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(b). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.
     (c) Conversion of Class D Common Stock. Each holder of Class D Common Stock is entitled to convert at any time or times all or any part of such holder’s shares of Class D Common Stock into an equal number of shares of Class A Common Stock; provided, however, that the prior consent of any governmental authority required under any applicable law, rule, regulation or other governmental requirement to make such conversion lawful shall have first been obtained; and provided further, that such holder is not at the time of such conversion a Disqualified Person.
     (d) Transfer of Certain Shares.
          (i) A record or beneficial owner of shares of Class B Common Stock, of Class C Common Stock that at any time was converted from Class B Common Stock, or of Class D Common Stock, may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided, however that (i) the prior consent of any governmental authority required under applicable law, rule, regulation or other governmental requirement to make such transfer lawful shall have first been obtained, and (ii) the transferee is not a Disqualified Person. Concurrently with any such transfer, each such transferred share of Class B Common Stock, Class C Common Stock or Class D Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class B Common Stock, Class C Common Stock or Class D Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock, Class C Common Stock or Class D Common Stock have converted pursuant to this Section 5(d)(i). Such holder shall exchange the certificates representing such converted shares of Class B Common Stock, Class C Common Stock or Class D Common Stock for certificates representing Class A Common Stock.
          (ii) A record or beneficial owner of shares of Class C Common Stock may transfer such shares (whether by sale, assignment, gift, bequest, appointment or otherwise) to any transferee; provided, however, that (i) the prior consent of any governmental authority required under applicable law, rule, regulation or other governmental requirement to make such transfer lawful shall have first been obtained, and (ii) the transferee is not a Disqualified Person and provided further, that if the transferee is not an Affiliate or a Related Party of a Principal, then, concurrently with any such transfer, each such transferred share of Class C Common Stock shall automatically be converted into one (1) share of Class A Common Stock. The holder of such converted shares shall have no further rights as a holder of Class C Common Stock with respect to such converted shares but shall be deemed to have become the holder of the number of shares of Class A Common Stock into which such shares of Class C Common Stock have converted pursuant to this Section 5(d)(ii). Such holder shall exchange the certificates representing such converted Class C Common Stock for certificates representing Class A Common Stock.
     (e) Condition Precedent to Transfer or Conversion. As a condition precedent to any transfer or conversion of any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock, the transferor shall give the Company not less than five (5) business days’ prior written notice of any intended transfer or conversion and the intended transferee or the Person who will hold the converted shares, as applicable, and shall promptly provide the Company with any information reasonably requested by the Company to enable the Company to determine whether such intended transferee or holder of converted shares is a Disqualified Person.
     (f) Conversion.
          (i) Effective Time of Conversion. The conversion of shares of Class B Common Stock, Class C Common Stock or Class D Common Stock, as the case may be, will be deemed to have been effected as of the close of business on the date on which occurs the last to occur of the following events:
               (A) The certificate or certificates representing the shares of Class B Common Stock, Class C Common Stock or Class D Common Stock to be converted have been surrendered to the principal office of the Company with duly executed conversion instructions and, if applicable, transfer instructions;
               (B) All information requested by the Company, for the purpose of making the determination contemplated by Section 5(e) of this Article V, has been provided to the Company and the Company has determined that the intended transferee is not a Disqualified Person; and
               (C) All consents contemplated by Section 5(d)(i) of this Article V have been obtained and evidence thereof satisfactory to the Company has been provided to the Company.
At such time as such conversion has been effected, the rights of the holder of such shares will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Class C Common Stock or Class A Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of the Class C Common Stock or the Class A Common Stock so issuable by reason of the conversion.
          (ii) Deliveries Upon Conversion. As soon as possible after a conversion has been effected (but in any event within three (3) business days), the Company will deliver to the converting holder:
               (A) a certificate or certificates representing the number of shares of Class A Common Stock or Class C Common Stock issuable by reason of such conversion in such name or names and such denominations as the converting holder has specified; and
               (B) a certificate representing any shares of Class B Common Stock, Class C Common Stock or Class D Common Stock which were represented by the certificate or certificates delivered to the Company in connection with such conversion but which were not converted.
          (iii) No Charges. The issuance of certificates for shares of Class A Common Stock or Class C Common Stock upon conversion of Class B Common Stock, Class C Common Stock or Class D Common Stock will be made without charge to the holders of such Common Stock for any issuance tax in respect of such issuance or other costs incurred by the Company in connection with such conversion and the related issuance of shares of Class A Common Stock or Class C Common Stock, except for any transfer taxes that may be payable if certificates are to be issued in a name other than that in which the surrendered certificate is registered. Upon conversion of a share of Class B Common Stock, Class C Common Stock or Class D Common Stock, the Company will take all such actions as are necessary in order to ensure that the Class A Common Stock or Class C Common Stock issued or issuable with respect to such conversion will be validly issued, fully paid and nonassessable.
          (iv) No Adverse Action. The Company will not close its books against the transfer of Class A Common Stock or Class C Common Stock issued or issuable upon conversion of Class B Common Stock, Class C Common Stock or Class D Common Stock in any manner which interferes with the timely conversion of Class B Common Stock, Class C Common Stock or Class D Common Stock.

          (v) Sufficient Shares. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock and Class C Common Stock for the conversion of all shares of Class B Common Stock then outstanding. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class C Common Stock then outstanding. The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of Class A Common Stock for the conversion of all shares of Class D Common Stock then outstanding.
SECTION 6. DISQUALIFIED PERSON.
     In event that a Person is or becomes a Disqualified Person, such Person shall promptly take any and all actions necessary or required by the FCC to cause such Person to cease being a Disqualified Person, including, without limitation, (i) divesting all or a portion of such Person’s interest in the Company, (ii) making an application to or requesting a ruling from and/or cooperating with the Company in any application to or request for a ruling from the FCC seeking a waiver for or an approval of such ownership, (iii) divesting itself of any ownership interest in any entity which together with such Person’s interest in the Company makes such Person a Disqualified Person, (iv) entering into a voting trust whereby such Person’s interest in the Company will not make such Person a Disqualified Person, or (v) subject to any Board of Directors vote, and vote of Class B Common Stock holders required for the issuance of additional Class B Common Stock under Article VII hereof, exchanging such Person’s shares of Common Stock for Class B Common Stock, or (vi) exchanging such Person’s shares of Common Stock for Class D Common Stock.
SECTION 7. LEGEND.
     Each Certificate representing shares of Common Stock shall bear a legend setting forth the restrictions on transfer and ownership which apply to the shares represented by such Certificate.
SECTION 8. DEFINITIONS.
     For the purposes of this Certificate of Incorporation, the following capitalized terms shall have the meanings set forth below:
     “Affiliate” shall be defined as set forth in Rule 144 promulgated under the Securities Act.
     “Applicable Period” shall be defined as set forth in Article VII, Section 1.
     “BA Capital” shall mean (i) BA Capital Company, L.P., a Delaware limited partnership and successor in interest to NationsBanc Capital Corp. (“NBCC”), and any entity that is a successor to BA Capital Company, L.P., and (ii) NBCC prior to the time that BA Capital Company, L.P. succeeded to NBCC’s interests.
     “Class A Common Stock” shall be defined as set forth in Article IV.
     “Class B Common Stock” shall be defined as set forth in Article IV.

     “Class C Common Stock” shall be defined as set forth in Article IV.
     “Class D Common Stock” shall be defined as set forth in Article IV.
     “Common Stock” shall be defined as set forth in Article IV.
     “Communications Act” shall mean the Communications Act of 1934, as amended.
     “Company” shall mean Cumulus Media Inc., a Delaware corporation.
     “Consent Right Holder” shall be defined as set forth in Section 1(c) of this Article V.
     “Director” shall mean a member of the Board of Directors of the Company.
     “Disability” shall mean the inability of the Principal to perform his duties to the Company on account of physical or mental illness or incapacity for a period of four and one-half (4 1/2) consecutive months, or for a period of one hundred thirty-five (135) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period, as a result of a condition that is treated as a total or permanent disability under the long-term disability insurance policy of the Company that covers the Principal.
     A Person shall be deemed to be a “Disqualified Person” if (and with respect to any proposed conversion or transfer, after giving effect to such proposed conversion or transfer), the Board of Directors of the Company in good faith determines such Person is (or would be after giving effect to such conversion or transfer), or such Person becomes aware that he or she is (or would be after giving effect to such conversion or transfer), or the FCC determines by a final order that such Person is (or would be after giving effect to such conversion or transfer), a Person who, directly or indirectly, as a result of ownership of Common Stock or other capital stock of the Company or otherwise (i) causes (or would cause) the Company or any of its subsidiaries to violate the multiple, cross-ownership, cross-interest or other rules, regulations, policies or orders of the FCC, (ii) would result in disqualification of the Company or any of its subsidiaries as a licensee of the FCC, or (iii) would cause the Company to violate the provisions with respect to foreign ownership or voting of the Company or any of its subsidiaries as set forth in Section 310(b)(3) or (4) of the Communications Act, as applicable. Notwithstanding the foregoing, if a Person objects in good faith to such determination by written notice to the Company, within ten (10) days of notice by the Company that the Board of Directors of the Company has determined that such Person is a Disqualified Person, the Company and/or such Person shall, when appropriate, apply for a determination by the FCC with respect thereto within ten (10) days of receipt by the Company of notice of such objection. If no determination is made by the FCC within ninety (90) days from the date of such application or if the Company and the Person determine that it is inappropriate to make any application to the FCC, the Company and such Person agree that such determination shall be made by an arbitrator, mutually agreed upon by the Company and such Person. Notwithstanding the foregoing, until a determination is made by the FCC (and such determination becomes a final order) or by the arbitrator, such Person will not be deemed a Disqualified Person.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

     “FCC” shall mean the Federal Communications Commission.
     “Fundamental Action” shall mean: (i) any proposed amendment to the Company’s Certificate of Incorporation or By-Laws (other than an amendment required by Section 1 of Article VII hereof); or (ii) any proposed voluntary liquidation, dissolution or termination of the Company.
     “Offering” shall mean the underwritten public offering of shares of Class A Common Stock by the Company’s predecessor entity, Cumulus Media Inc., an Illinois corporation, which was consummated on July 1, 1998.
     “Person” shall include any individual, entity, or group within the meaning of Section 13(d)(2) of the Exchange Act.
     “Preferred Stock” shall be defined as set forth in Article IV.
     “Principal” means each of Richard W. Weening and Lewis W. Dickey, Jr.
     “Related Party” with respect to any Principal means (a) any spouse or immediate family member of such Principal, or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an eighty percent (80%) or more controlling interest of which consist of such Principal and/or other Persons referred to in the immediately preceding clause (a).
     “Restricted Actions” shall be defined as any of the following actions by the Company:
     (a) Entering into any transaction with any Affiliate of the Company or amending or otherwise modifying any existing agreement with any Affiliate of the Company, other than a transaction with an Affiliate which is on terms no less favorable to the Company than the Company would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Company and which is approved, after disclosure of the terms thereof, by a vote of the majority of the Board of Directors of the Company (provided, that any Director who is an interested party or an Affiliate of an interested party to such transaction shall not be entitled to participate in such vote and shall not be counted for the purpose of determining whether a majority of the Board of Directors of the Company has approved such transaction);
     (b) Issuing any shares of Class B Common Stock, or any shares of Class C Common Stock other than in a conversion pursuant to Section 5(a) of Article V hereof; or
     (c) amending, terminating or otherwise modifying any of the foregoing subparagraphs (a) and (b) or this subparagraph (c) or any provision of this Article V governing the voting or conversion rights of the Class B Common Stock or the Class C Common Stock.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “SWIB” shall mean the State of Wisconsin Investment Board.

ARTICLE VI
TERMS OF PREFERRED STOCK
     The Board of Directors is hereby authorized to issue shares of undesignated Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limiting the generality of the foregoing, the determination of any or all of the following:
     (a) the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
     (b) the voting powers, if any, and whether such voting powers are full or limited in such series;
     (c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
     (d) whether dividends, if any, shall be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
     (e) the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
     (f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Company or any other corporation, and the price or prices or the rates of exchange applicable thereto;
     (g) the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation;
     (h) the provisions, if any, of a sinking fund applicable to such series; and
     (i) any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof;
all as shall be determined from time to time by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock and set forth in a certificate of designations.

ARTICLE VII
CERTAIN RIGHTS AND OBLIGATIONS
APPLICABLE ONLY DURING BA CAPITAL’S OWNERSHIP
SECTION 1. RESTRICTED ACTIONS.
     Upon the day of issuance (“Order Date”), at any time following the consummation of the Offering, of a final order of the FCC that the granting of a right to BA Capital to designate a Director of the Company pursuant to a stockholders agreement with the holders of Class C Common Stock will not result in BA Capital’s interest being “attributable” under applicable FCC rules, and for so long thereafter (“Applicable Period”) as BA Capital (together with its Affiliates) continues to own not less than fifty percent (50%) of the number of shares of Common Stock held by BA Capital immediately prior to the Offering:
     (a) the holders of Class C Common Stock shall have the right, voting as a class, to elect one (1) Director (the “Class C Director”); and
     (b) the Company shall not take any Restricted Action without the unanimous vote of the Board of Directors of the Company.
     The right of the holders of the Class C Common Stock to elect the Class C Director may be exercised initially either at a special meeting of the holders of Class C Common Stock called as hereafter provided or at any annual meeting of stockholders held for the purposes of electing directors and thereafter at such annual meeting or by the written consent of the holders of Class C Common Stock, until the expiration of the Applicable Period. Effective on the Order Date, the number of Directors constituting the Board of Directors of the Company shall be increased by one (1) without the necessity of any further action by the stockholders or the Board of Directors of the Company, and the By-Laws shall be deemed amended so as to increase the number of members of the Board of Directors effective on the Order Date. Upon the termination of the Applicable Period, the term of office of the Class C Director shall terminate immediately and the number of Directors constituting the Board of Directors of the Company shall be reduced by one (1) without the necessity of any further action by the stockholders or the Board of Directors of the Company, and the By-Laws shall be deemed amended so to decrease the number of members of the Board of Directors effective as of the date of termination of the Applicable Period.
     At any time after the Order Date, if such rights to elect a Class C Director shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of holders of record of ten percent (10%) or more of the shares of Class C Common Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of Class C Common Stock. Such meeting shall be held at the earliest practicable date based upon the number of days of notice required for annual meetings of stockholders at the place designated for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the officers of the Company within thirty (30) days after the personal service of such written request upon the Secretary of the Company, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) or more of the shares of Class C Common Stock then outstanding may designate in writing any holder of Class C Common Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the number of days of notice required for annual meetings of stockholders and shall be held at the place designated for holding annual meetings of the stockholders of the Company or, if none, at a place designated by such holder. Any holder of Class C Common Stock that would be entitled to vote at such meeting shall have access to the stock books of the Company for the purpose of causing a meeting of holders of Class C Common Stock to be called pursuant to the provisions of this Section 1. Notwithstanding the provisions of this section, however, no such special meeting shall be called if any such request is received less than seventy (70) days before the date fixed for the next ensuing annual or special meeting of stockholders. Any action required hereunder to elect a Class C Director may be taken without a meeting if a consent in writing, setting forth the name of the director to be elected, shall be signed by all of the holders of Class C Common Stock outstanding and entitled to vote on the election of the Class C Director. Such consent shall have the same force and effect as the unanimous vote of the holders of the Class C Common Stock.
     In case of any vacancy occurring with respect to the Class C Director, such vacancy may be filled only by the affirmative vote of the holders of a majority of the then outstanding shares of Class C Common Stock at a special meeting called as provided above or pursuant to a written consent as provided above.
SECTION 2. VOTE OF CLASS B COMMON STOCK HOLDERS.
     So long as BA Capital (together with its Affiliates) continues to own not less than fifty percent (50%) of the number of shares of Common Stock held by BA Capital immediately prior to the consummation of the Offering, the Company may not take any Restricted Action unless either (a) the membership of the Board of Directors includes a Class C Director and the Class C Director voted in favor of the Restricted Action, or (b) the membership of the Board of Directors does not at the time of approval of the Restricted Action by the Board include a Class C Director and the Restricted Action has been approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class.
SECTION 3. EXPIRATION OF RESTRICTIONS.
     The restrictions set forth in Section 1 and 2 of this Article VII shall terminate upon expiration of the Applicable Period.
ARTICLE VIII
NO CUMULATIVE VOTING
     No holder of any shares of any class of stock of the Company shall be entitled to cumulative voting rights in any circumstances.

ARTICLE IX
NO PRE-EMPTIVE RIGHTS
     No stockholders shall have any pre-emptive rights to acquire unissued shares of the Company or securities of the Company convertible into or carrying a right to subscribe to or acquire shares.
ARTICLE X
ELECTION BY WRITTEN BALLOT NOT REQUIRED
     Elections of Directors need not be by written ballot except and to the extent provided in the by-laws of the Company.
ARTICLE XI
OFFERS FROM THIRD PARTIES
     The Board of Directors of the Company shall consider in good faith any bona fide offer from any third party to acquire any shares of stock or assets of the Company, and shall pursue diligently any transaction determined by the Board of Directors of the Company in good faith to be in the best interests of the Company’s stockholders.
ARTICLE XII
LIMITATION OF LIABILITY OF DIRECTORS
     No Director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, provided, however, that this Article XII shall not eliminate or limit the liability of a Director (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the Director derived an improper personal benefit, or (v) for any act or omission occurring before the effective date of this Amended and Restated Certificate of Incorporation.
ARTICLE XIII
BOARD OF DIRECTORS
     At the 2009 annual meeting of stockholders, the Directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2010 annual meeting of stockholders. At the 2010 annual meeting of stockholders, the directors whose terms expire at that meeting (or such directors’ successors) shall be elected to hold office for a one-year term expiring at the 2011 annual meeting of stockholders. At the 2011 annual meeting of stockholders, and each annual meeting of stockholders thereafter, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Directors may be re-elected any number of times. Each Director shall hold office until the election and qualification of his or her successor.
ARTICLE XIV
AMENDMENT OF BY-LAWS
     In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend or repeal the by-laws of the Company, without any action on the part of the stockholders, but the stockholders may make additional by-laws and may alter, amend or repeal any by-law whether adopted by them or otherwise. The Company may in its by-laws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.
          IN WITNESS WHEREOF, the undersigned officer of the Corporation does hereby executed this Amended and Restated Certificate of Incorporation effective as of the 29th day of July, 2011.

CUMULUS MEDIA INC.
By:	/s/ Richard S. Denning
	Name:	Richard S. Denning
	Title:	Senior Vice President, Secretary and General Counsel